Exhibit 99.1
FOR IMMEDIATE RELEASE
SurModics Reports Fourth Quarter and Fiscal Year 2006 Results
Ninth Consecutive Year of Record Revenue Since 1998 IPO
EDEN PRAIRIE, Minnesota — November 1, 2006 — SurModics, Inc. (Nasdaq: SRDX), a leading provider of surface modification and drug delivery technologies to the healthcare industry, today reported financial results for the fourth quarter and fiscal year ended September 30, 2006.
Fourth Quarter Highlights:
•	Fourth quarter revenue of $17.6 million
•	Record non-Cordis revenue
•	Record revenue in “Hydrophilic and Other” and “In Vitro” operating segments
•	GAAP results:
•	Operating income of $9.2 million; operating margin of 52%

•	Net income of $6.3 million

•	Diluted EPS of $0.34
•	Non-GAAP results (excluding non-cash equity compensation expense):
•	Operating income of $10.3 million; operating margin of 59%

•	Net income of $7.0 million

•	Diluted EPS of $0.37
•	Five new licenses signed with SurModics customers, representing three of SurModics’ six business units
•	Four new product classes launched by our customers
•	10th consecutive quarter with non-Cordis revenue exceeding Cordis revenue
Fiscal Year 2006 Highlights:
•	Record revenue of $69.9 million, up 12% from fiscal 2005
•	Record Cordis revenue
•	Record non-Cordis revenue
•	Record revenue in all three operating segments
•	GAAP results:
•	Record operating income of $36.2 million; operating margin of 52%

•	Record net income of $20.3 million

•	Record diluted EPS of $1.09

•	Non-GAAP results (excluding non-cash equity compensation expense and a non-cash impairment loss on the Company’s investment in Novocell):
•	Record operating income of $41.7 million; operating margin of 60%

•	Record net income of $28.2 million

•	Record diluted EPS of $1.49
•	Record 21 new licenses signed with SurModics customers, representing five of SurModics’ six business units

•	Record 15 new product classes launched by our customers
“Fiscal year 2006 was a strong year for SurModics, representing our ninth consecutive year of record revenue since our IPO in 1998,” said Bruce Barclay, President and CEO. “While we are pleased to have recorded another record year of performance, we are not satisfied. We believe that our technology innovations and promising market opportunities provide us with the potential to achieve more rapid growth over time.”
“Two years ago, we outlined a new strategy and seven-point revenue growth plan, with the goal of maintaining sustainable growth,” commented Barclay. “Since that time, the employees at SurModics have done an excellent job of executing and implementing both. Diversification is a key element of this strategy, and we are pleased to report record non-Cordis revenue again this year. Another component of our strategy is to accelerate our technology leadership. In fiscal 2006, we continued to focus on bringing valuable technology to our customers, both through internal development and by accessing technologies from third parties.”
In total, SurModics dedicated 26% of revenue to R&D spending in fiscal 2006, with fully 72% of our operating expenses, excluding product costs and non-cash equity compensation, going towards R&D. In addition, the company filed a record 56 U.S. patent applications during the year covering the results of our R&D activities, which will help protect the company’s unique position in the market. Finally, the company has invested and committed more than $60 million of capital over the past several years in gaining access to new technologies for the benefit of its customers. SurModics’ unique business model continues to allow the company to invest heavily in R&D while maintaining its focus on profitability and operational execution, producing an operating margin (non-GAAP) of 60% for fiscal year 2006.

“Our operational and technical accomplishments this year have been significant,” continued Barclay. “We have generated compelling data from the first clinical trial with our I-vation™ Intravitreal Implant with triamcinolone acetonide (TA) within our ophthalmology division, and customer interest in our platform technologies remains strong. Our pioneering work with the Donaldson Company in cell culture led to a significant distribution relationship with Corning Life Sciences. In addition, we continue to proliferate our many technologies in the drug eluting stent market, announcing several new customer agreements during the year, including several agreements for the use of our hydrophilic coating technology on DES delivery systems. We continue to make tremendous progress with our various biodegradable polymer technologies for site specific drug delivery applications. Finally, the prohealing technology we have developed in concert with the University of Arizona stands as a potentially revolutionary technology to address late stent thrombosis, and recent animal studies have produced very encouraging outcomes.”
Fiscal year 2006 revenue was a record $69.9 million, a 12% increase over fiscal year 2005 revenue of $62.4 million. On a GAAP basis, operating income was $36.2 million; net income was $20.3 million; and diluted earnings per share was $1.09. Results include expensing of stock options, as required by SFAS No. 123(R), and a non-cash impairment loss of $4.7 million on our investment in Novocell. On a non-GAAP basis, operating income grew 15% to a record $41.7 million, from $36.3 million in the prior-year period; while net income increased 18% to a record $28.2 million, from $24.0 million last year; and diluted earnings per share increased 16% to a record $1.49, compared with $1.29 in fiscal 2005.
Revenue for the fourth quarter of fiscal year 2006 was $17.6 million, an increase of 9% from $16.1 million in the fourth quarter of fiscal year 2005. The CYPHER Sirolimus-eluting Coronary Stent from Cordis Corporation, a Johnson & Johnson company, generated worldwide sales of $627 million in the quarter, down 4% from the prior year period, and our royalty revenue declined 4% accordingly. Non-Cordis revenue for the quarter again reached a new record. On a GAAP basis, the company reported operating income of $9.2 million and net income of $6.3 million, or $0.34 per diluted share. On a non-GAAP basis, operating income grew 15% to $10.3 million, from $9.0 million in the prior-year period; net income increased 8% to $7.0 million, from $6.5 million in the same period last year; and diluted earnings per share was $0.37, compared with $0.34 in the fourth quarter of fiscal year 2005.
SurModics signed five new licenses in the fourth quarter, bringing the fiscal year total to a record 21, significantly ahead of SurModics’ goal of 15 new licenses in fiscal year 2006. During the fiscal year, SurModics’ customers introduced 15 new product classes, up from 7 in fiscal year 2005, and ahead of our goal of 12 for the year. At September 30, a total of 83 coated products were on the market generating royalty revenue, compared with 80 in the prior-year period; the total number of licensed products not yet launched was 84, compared with 72 a year ago; and major non-licensed opportunities stood at 69, compared with 64 a year ago. In total, the company now has 153 potential commercial products in development with opportunities in each of SurModics’ four focus markets — ophthalmology, cardiovascular, neurology and orthopedics.
SurModics’ cash and investment balance grew to $106.6 million as of September 30, 2006, up from $73.3 million as of September 30, 2005. Operating cash flow for fiscal 2006 was $35.8 million. “We continue to explore multiple ways to leverage our strong balance sheet to enhance long-term shareholder value,” said Phil Ankeny, Senior Vice President and CFO. “Our pipeline of potential business development opportunities continues to grow. In addition, we believe that our growth prospects are substantial and our stock is undervalued. Our focus on capital efficiency and enhancing long-term shareholder value allows us to return capital to shareholders even as we continue to invest for future growth. Accordingly, in September, our Board authorized the repurchase of up to $35 million of our common stock. We will evaluate various means of repurchasing stock when and if market conditions warrant, consistent with the legal and regulatory requirements affecting such purchases.”
Live Webcast
SurModics will host a webcast at 5:00 p.m. ET (4:00 p.m. CT) today to discuss the quarterly results. To access the webcast, go to the investor relations portion of the company’s web site, www.surmodics.com, and click on the Fourth Quarter Webcast icon. If you do not have access to the Internet and want to listen to the audio, dial 800-257-1927. A replay of the fourth quarter conference call will be available by dialing 800-405-2236 and entering conference call ID 11073884. The audio replay will be available beginning at 6:00 p.m. CT on Wednesday, November 1, until 6:00 p.m. CT on Wednesday, November 8.
About SurModics, Inc.
SurModics, Inc. is a leading provider of surface modification technologies in the areas of biocompatibility, site specific drug delivery, biological cell encapsulation, and medical diagnostics. SurModics partners with the world’s foremost medical device, pharmaceutical and life science companies to bring innovation together for better patient outcomes. Recent collaborative efforts include the implementation of SurModics’ Bravo™ drug delivery polymer matrix as a key component of the first-to-market drug-eluting coronary stent. SurModics is also active in the ophthalmology market with a sustained drug delivery system that is currently in human trials for treatment of retinal disease. A significant portion of SurModics’ revenue is generated by royalties earned from the sale of our customers’ commercial products. SurModics is headquartered in Eden Prairie, MN. More information about the company can be found at www.surmodics.com. The content of SurModics’ web site is not part of this release or part of any filings the company makes with the SEC.
Safe Harbor for Forward Looking Statements
Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and SurModics intends that such forward looking statements be subject to the safe harbor created thereby. SurModics does not undertake an obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contact
Phil Ankeny, Senior Vice President and Chief Financial Officer
(952) 829-2700
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